Exhibit 2.2

Sequential Brands Group, Inc.
5 Bryant Park, 30th Floor
New York, NY 10018

October 22, 2015

Martha Stewart Living Omnimedia, Inc.
601 W. 26th Street, 9th Floor
New York, NY 10001

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of June 22, 2015, by and among Martha Stewart Living Omnimedia, Inc. (“MSLO”), Madeline Merger Sub, Inc., Sequential Brands Group, Inc. (“Sequential”), Singer Merger Sub, Inc. and Singer Madeline Holdings, Inc. (“TopCo”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

MSLO and Sequential hereby agree, notwithstanding Section 2.2 or any other provision in the Merger Agreement to the contrary, that (i) as of the Effective Time each outstanding share of Sequential Common Stock shall represent one outstanding share in TopCo Common Stock without further action by holders of Sequential Common Stock and (ii) following the Effective Time, holders of Sequential Common Stock shall have the right, but not the obligation, to deliver their Sequential Certificates or affidavits of loss to the Exchange Agent at their convenience and request evidence of their shares of TopCo Common Stock.

MSLO and Sequential further agree that the Exchange Agent shall not mail to each holder of record of a Sequential Certificate a letter of transmittal or instructions for use in effecting the surrender of the Sequential Certificates or affidavits of loss in exchange for the Sequential Merger Consideration, but shall instead mail to each holder of record of a Sequential Certificate a letter explaining items (i) and (ii) in the paragraph above.

The Merger Agreement shall not be amended or otherwise modified by this letter agreement except as set forth in this letter agreement. Except as amended by this letter agreement, the Merger Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and the parties hereto hereby ratify and confirm the Merger Agreement in all respects, as amended hereby. All references to the “Merger Agreement,” “herein,” “hereof,” “hereunder” or words of similar import in the Merger Agreement shall be deemed to include the Merger Agreement as amended by this letter agreement.

This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

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Very truly yours,

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

MADELINE MERGER SUB, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: President

SINGER MERGER SUB, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: President

SINGER MADELINE HOLDINGS, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer, Secretary and Director

Accepted and agreed to as
of the first date written above:

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:   /s/ Daniel W. Dienst_______________________

Name: Daniel W. Dienst

Title: Chief Executive Officer

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